EXHIBIT 10.6

Forge Financial Group, Inc.

June 21, 2010

AnythingIT, Inc.
17-09 Zink Place, Unit 1
Fair Lawn, NJ 07410

Attn:  David Bernstein, CEO

Re:  Independent Consulting and Advisory Agreement Gentlemen:

This is to acknowledge and confirm our agreement concerning the engagement by AnythingIT, Inc. (the “Company”) of Forge Financial Group, Inc. (Forge”) as an Independent financial and management consultant and advisor from July 1, 2010 through June 30, 2013 unless terminated by either party on thirty days prior written notice given after December 31, 2010 or extended by mutual agreement (this “Agreement”), as follows:

1.	Advisory Services. Forge, in its capacity as an independent contractor, shall provide ongoing business and financial consulting and advisory services to the Company including, without limitation:

a. review and analysis of the financial statements and condition of the Company;

b. review and analysis of the business plan and model of the Company;

c. consideration and implementation of alternative business strategies including strategic alliances, joint ventures and mergers and acquisitions;

d. assistance in implementing the business plan and alternatives referred to above;

e. consideration of alternative financing opportunities, including equity and debt, both private and public; and

f. generally assist management of the Company in maximizing equity value.

2.
Performance by Consultant. Forge hereby promises to perform and discharge faithfully the responsibilities which may be assigned to Forge from time to time by the officers and duly authorized representatives of the Company, so long as such activities are in compliance with applicable securities laws and regulations.

301 Yamato Road, Suite 4160
Boca Raton, FL 33431

3.
Advisory Compensation.  In consideration for the services to be provided to the Company by Forge hereunder, the Company shall pay to Forge on the first day of each month during the term of this agreement, the sum of $5,000, and upon consummation of any acquisition or business combination in connection with which Forge serves as advisor to the Company, an amount equal to two percent (2%) of the value of the transaction, payable upon closing.

Forge herby agrees that its monthly cash compensation may be accrued by the Company until the first closing of the anticipated Private Placement and that any such accrued compensation will be waived by Forge if there has not been such initial closing by December 31, 2010.

4.
Financings and Business Combinations.  In the event that Forge is responsible for introducing the Company to sources of financing subsequent to the anticipated current Private Placement or to entities that enter into merger/acquisition, joint ventures, strategic alliances or distribution agreements, (“Business Combination”) the Company shall:

a.
in connection with financings, pay to Forge an amount equal to 10% of  funds invested in or loaned to the Company and issue to Forge or its designees five year cashless exercise warrants to purchase 10% of the equity issued or issuable to the investors exercisable at the investors purchase or exercise price; and

b.	in connection with Business Combinations, pay to Forge an amount equal to 5% of the value of the transaction.

5.	Expenses. The Company agrees to pay to or promptly reimburse Forge for its expenses related to its services hereunder.

6.
Confidentiality.  Forge will not disclose to any other person, firm or Corporation, nor use for its own benefit or after the term of this agreement, any trade secrets or other confidential information designated by the Company which is acquired by Forge in the course of performing services hereunder.  (A trade secret is information not generally known to the trade, what gives the Company an advantage over its competitors.  Trade secrets can include, by the way of example, products or services under development, production methods and processes, sources of supply customer list, and marketing plans).  Any financial advice rendered by Forge pursuant to this agreement may not be disclosed publicly in any manner without the prior written approval of Forge.  At the conclusion of this engagement and upon request by the Company, Forge shall return all material deemed confidential, supplied by the Company and confirm that any and all copies of such material have been destroyed.

7.
Indemnification.  The Company hereby agrees to indemnify, defend and hold harmless Forge and its affiliates, the respective directors officers agents and employees of Forge and its affiliates and each other person, if any, controlling Forge or any of its affiliates from and against any losses, claims, damages or liabilities (or actions, including shareholder actions, in respect thereof) arising out of the engagement of Forge by the Company pursuant to the terms hereof or in connection therewith, and will reimburse Forge and any other party entitled to be indemnified hereunder for all expenses (including attorney’s fees) in connection to pending or threatened litigation in which Forge or any of its affiliates is a party.  The Company will not however, be responsible for any claims, liabilities, losses damages or expenses, which have resulted from Forge’s misconduct or gross negligence.

The Company also agrees that neither Forge, nor any of its affiliates, nor any person controlling Forge, or any of its affiliates, shall have any liability to the Company for or in connection with the engagement pursuant to the terms hereof, except for any such liability for losses, claims, damages, or expenses incurred by the Company that result from Forge’s misconduct or gross negligence.  The foregoing agreement shall be in addition to any rights that Forge or any indemnified party may have related to common law or otherwise, including, but not limited to, any right to contribution.  The Company hereby consents to personal jurisdiction, services of process and venue in any court in which any claim subject to this indemnification provision is brought against Forge or any other indemnified party, only with respect to any other claim that may be made against the Company.  The obligation to indemnify Forge pursuant to the terms of this paragraph shall survive and remain in full force and effect following the completion of any transaction contemplated herein or the expiration or termination of this agreement.

Forge hereby agrees to indemnify, defend and hold harmless the Company and its affiliates, the directors, officers, agents and employees of the Company and its affiliates and each other person, if any, controlling the Company or its affiliates, from and against any losses, claims, damages or liabilities (or actions, including shareholder action in respect thereof) incurred as a result of claims asserted by third parties arising out of misconduct or gross negligence of Forge in connection the engagement of Forge hereunder for all expenses ( including attorneys fees) as they are incurred by the Company or any other indemnified party in connection with preparing or defending any such action or claim, whether or not in connection with  pending or threatened litigation in which the Company, or any of its affiliates is a party.  Forge agrees that neither the Company, nor any of its affiliates, nor any person for or in connection with Forge’s engagement pursuant to the terms hereof, shall have any liability to Forge for or in connection with the engagement pursuant to the terms hereof, except for any liability for losses, claims, damages, liabilities or expenses that result from the Company’s misconduct or gross negligence. The foregoing agreement shall be in addition to any rights that any indemnified party may have related to common law or otherwise including, but not limited to any right of contribution.  Forge hereby consents to personal jurisdiction, service of process and venue in any court in which any claim subject to this indemnification provisions brought against the company, or any other claim that may be bought against Forge.

Forge’s obligation to indemnify the Company and others pursuant to the terms of this paragraph to the terms of this paragraph shall survive and remain in full force and effect following the completion of any transaction contemplated herein or the expiration or termination of this agreement.  Jurisdiction and Venue of any legal proceeding shall be governed by Paragraph 8.

8.
Governing Law. The internal laws of the State of Delaware shall govern this agreement.  Any dispute arising out of this agreement shall be adjusted in the courts of the State of Delaware or in the federal courts sitting in the Southern District of the State of Delaware.

9.	Due Authority. The Company and Forge each represents to the other that it has due authority to enter into this agreement and that the officer executing this agreement has full authority to do so.

301 Yamato Road, Suite 4160
Boca Raton, FL 33431

10.
Enforcement.  If any legal action or other proceeding is brought in connection with the interpretation or enforcement of any of the provisions of this agreement, the prevailing party shall be entitled to recover its reasonable attorney’s fees and other costs incurred in an action or proceeding in addition to any other relief to which the party may be entitled.

Please confirm that the foregoing correctly sets forth our understanding by signing a copy of this letter where provided and returning it to us at your earliest convenience.

Very truly yours,	Accepted and Agreed,
Forge Financial Group, Inc.	AnythingIT, Inc..

By: /s/ Joseph Conti	By: /s/ David Bernstein
Joseph Conti, CEO	David Bernstein, CEO

301 Yamato Road, Suite 4160
Boca Raton, FL 33431

4